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                                                                   EXHIBIT 15.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: TransTexas Gas Corporation Registration on Form S-3

  We are aware that our report dated June 14, 1996 on our review of interim condensed consolidated financial information of TransTexas Gas Corporation for the three month period ended April 30, 1996 and 1995 included in this Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-3 (Registration No. 33-91494, filed with the Securities and Exchange Commission on March 12, 1996. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Coopers & Lybrand L.L.P.

Houston, Texas
June 14, 1996